Exhibit 99.4

                           D&B ACQUISITION SUB, INC.
                              D& B HOLDINGS I, INC.
                         c/o Gibson, Dunn & Crutcher LLP
                                 200 Park Avenue
                            New York, New York 10166

                                  July 11, 2002

Mr. David F. Swensen
Chief Investment Officer
Yale University
Investments Office
230 Prospect Street
New Haven, CT  06511

     Re: Dave & Buster's, Inc.

     This letter sets forth our agreement that, for the purpose of inducing D&B Holdings I, Inc., a Delaware corporation ("Parent") and D&B Acquisition Sub, Inc., a Missouri corporation and wholly-owned subsidiary of Parent ("Purchaser"), to enter into an amendment to the Agreement and Plan of Merger (as amended, the "Merger Agreement") by and among Parent, Purchaser and Dave & Buster's, Inc. (the "Company") pursuant to which Purchaser will agree to merge with and into the Company, and holders of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), will receive $13.50 cash per share of Common Stock, you:

     (a) hereby agree with the Purchaser and Parent that, at any meeting of the Company's stockholders called for the purpose of acting upon approval of the transaction contemplated by the Merger Agreement (the "Transaction"), and at any adjournment or postponement thereof, or in connection with any written consent of the Company's stockholders in lieu of such a meeting, you will vote all shares of capital stock of the Company owned or controlled by you, whether now owned or controlled or hereafter acquired or controlled (the "Shares"), in favor of approval of the Transaction;

     (b) hereby appoint Steven G. Puccinelli and Simon Moore, and each of them, as the proxy of the undersigned, each with full power of substitution, to vote all of the Shares on behalf of the undersigned at any meeting of stockholders of the Company called for the purpose of acting upon the Transaction, and at any adjournment or postponement thereof, with the same force and effect as such vote would have if the undersigned were personally present at such meeting, in favor of approval of the Transaction; this proxy, being coupled with an interest, is irrevocable; and

     (c) agree that in connection with any transfer of any of the Shares, you will obtain from the transferee and deliver to Purchaser and Parent a letter substantially in the form hereof; and acknowledge that the Company has agreed not to permit any such transfer unless you have complied with the foregoing requirements.

     This agreement shall terminate and the proxy granted hereby shall expire upon the earlier of (a) termination of the Merger Agreement by the Company in accordance with its terms in order to accept a Superior Proposal (as defined in the Merger Agreement), (b) any other termination of the Merger Agreement in accordance with its terms or (c) the consummation of the Closing (as defined in the Merger Agreement).

     Notwithstanding any language in this document, we have the right to sell any, or all, of our stock of Dave & Buster's, Inc. in the open market at any time.

     Please indicate your consent and agreement to the foregoing by signing where indicated below.


                                      D&B ACQUISITION SUB, INC.
                                      D&B HOLDINGS I, INC.


                                      By: /s/ Simon Moore
                                          -----------------------------
                                          Simon Moore, President


     Agreed to and accepted this 12th day of July, 2002.

     YALE UNIVERSITY


     By: /s/ David F. Swensen
         ------------------------------------------------------
         Name/Title: David F. Swensen
                     Chief Investment Officer